Exhibit 99.2
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GALILEO INTERNATIONAL EXPANDS STOCK REPURCHASE PROGRAM TO $500 MILLION

     ROSEMONT, Ill., April 29, 1999--Galileo International, Inc. (NYSE: GLC) today announced that the Board of Directors has authorized the company to purchase up to $500 million in Galileo common stock in the open market on the New York Stock Exchange or in privately negotiated transactions, including transactions with any of its airline stockholders. This repurchase represents an increase from the $100 million previously authorized in November 1998.
    "The latest authorization provides management with the flexibility to repurchase shares from time to time at our discretion," said James E. Barlett, chairman, president and chief executive officer. "We continue to believe Galileo represents an attractive investment and that this will help to further build shareholder value."
    Repurchased shares will be accumulated by the Company and held in treasury for the purpose of providing available shares for possible resale in future public or private offerings, and for other general corporate purposes. The purchases will be funded through the Company's available working capital.
    The repurchase program will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission's rules applicable to such transactions. The amount, timing and price of purchases will otherwise depend on market conditions and other factors.
     Galileo International is one of the world's leading providers of electronic global distribution services for the travel industry. The Company provides travel agencies at nearly 40,000 locations, as well as other subscribers, with the ability to access schedule and fare information, book reservations and issue tickets for more than 500 airlines. Galileo International also provides subscribers with information and booking capabilities covering all major hotel chains, car rental companies, cruise lines and numerous tour operators throughout the world. Further information is available on Galileo's web site: http://www.galileo.com.